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2012 FOUNDERS’ LETTER

Imagine you are catching up with an old friend 15 years from now. She wants to go out for a coffee. So you hit a button and within seconds a self-driving car pulls up outside your apartment. You both get in, say your destination, and are whisked away. On your journey, you talk, play games and catch up on news, while the car effortlessly navigates the roads. It merges onto a freeway and gets into a high-speed lane where self-driving cars flow faster, more smoothly and use less of the road (their precision driving allows them to travel much closer together). You look around and all sorts of people are in such cars – the young, the elderly, and people with disabilities. Within minutes you arrive at a nearby park and cafe where parking lots used to be and people are now enjoying themselves in this green, open space.

It’s these kinds of ideas – which have the potential to transform lives and communities – that make me excited about coming to work every day. Will these dreams become reality? Will Google play an important role? Will these technologies ultimately be good for the world? There is no way to answer these questions with certainty. Nonetheless I am optimistic that if we choose important problems – transportation in this case – work in partnership with others, and have a vision we believe in, the odds are on our side. On a year-by-year basis, progress may seem slow and success dubious, but over a longer time period technological change is often abrupt and revolutionary.

For example, when Larry and I started the company less than 15 years ago, we afforded ourselves the rare luxury of having a cell phone.

Back then they were brick-sized devices, used solely for making calls that only the privileged few could have. Over the next 15 years, the phones became pocket-sized and more powerful than the computers we started Google with. Most importantly they are now in the hands of billions of people, making them nearly ubiquitous throughout the world.

This transformation has made a huge difference to people’s lives. In 1998, meetings had to be prearranged, travel had to be carefully planned, a paper map was in order to get to a new place, and knowledge was contained in your mind. Today, it takes a minute on a street corner to catch up with a friend, book a holiday, find your way in almost any corner of the world, and find out almost anything about almost anything.

Of course it’s important to recognize that sometimes change is positive – forging closer connections, making life easier, improving productivity. Sometimes it is negative – increasing distraction and stress levels, as well as overwhelming us with choice. I am optimistic that on balance technology will make the world a better place. Still, we need to continue to work hard to ensure that our contributions are decidedly beneficial -- helping people to lead easier, richer, and more fulfilling lives.